Exhibit 10.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of the 9 day of January, 2020 (the “Effective Date” or “date hereof”), by and among Bonus BioGroup Ltd., a company incorporated under the laws of the State of Israel (“Bonus”), on the one hand; and Wize Pharma Inc., a company incorporated under the laws of the State of Delaware, USA (“Wize Inc.” or “Investor”); on the other hand. Each of the parties to this Agreement is referred to as a “Party” and, collectively, as the “Parties”.

WHEREAS,	concurrently with the execution of this Agreement, Bonus and Wize Inc. are entering into that certain Share Purchase Agreement dated as of even date hereof (the “SPA”), under which Bonus has undertaken to issue to Wize Inc. and Wize Inc. has undertaken to purchase from Bonus, the Bonus Shares (as defined therein), under the terms and conditions described therein;

WHEREAS,	Bonus desires to purchase, and Wize Inc. desires to sell, the Right to LO2A Proceeds (as defined below), in consideration for the LO2A Shares (as defined in the SPA), under the terms and conditions described herein; and

WHEREAS,	the Parties have agreed that the simultaneous closing of this Agreement is one of the conditions precedent to the consummation of the transactions contemplated by the SPA.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1. Definitions.

For purposes of this Agreement, (i) capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the SPA and (ii) the following terms will have the following meanings:

“Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential, or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of a Party hereto or any of its or its Affiliates’ employees or officers, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the receiving Party or its Affiliates at the time it was disclosed, as evidenced by such Party’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the receiving Party or its Affiliates by a third party who is not subject to obligations of confidentiality with respect to such information; or (iv) is independently developed without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

“Intellectual Property Rights” or “IPR” means any and all intellectual property rights, including without limitation (i) patents and patent applications, including all reissues, renewals, reexaminations, extensions, supplementary protection certificates or equivalents thereof, continuations, divisions, and continuations-in-part thereof; (ii) copyrights and all other rights corresponding thereto throughout the world; (iii) rights associated with trademarks, service marks, trade names, trade dress, domain names, logos and similar rights, and the goodwill associated therewith, whether registered or unregistered; (iv) trade secrets and know-how (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including without limitation, the right to seek remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions.

“Invoicing Entity” means Wize IL and OcuWize as well as any LO2A Affiliate.

“LO2A Affiliate” means Wize IL, OcuWize or any other Affiliate of Wize IL or OcuWize that receives any rights to the LO2A Technology or the LO2A Proceeds.

“LO2A Agreement” means that Exclusive Distribution and Licensing Agreement between Wize IL (including OcuWize) and Resdevco, dated as of May 1, 2015, as amended and supplemented until the date hereof.

“LO2A Proceeds” means (i) the total amounts invoiced by or on behalf of, or otherwise due to, any Invoicing Entity, in cash or in kind, generated as a result of the exploitation of the LO2A Technology or any part thereof in any manner whatsoever, including but not limited, in consideration for the sale, lease, conveyance, transfer, rental or other disposal of products and/or grant of rights by any Invoicing Entity to the LO2A Technology or otherwise related to the LO2A Technology, after deduction of: (a) cost of goods solely with respect to those Products invoiced in the relevant invoice; (b) sales taxes (including value added taxes, excise taxes, customs duties and similar indirect taxes on sales) to the extent applicable to such sale and included in the sale invoice; (c) freight, shipping and insurance charges in respect of such sale to the extent such items are separately itemized on invoices; and (d) credits or allowances actually granted on account of recalls, rejections or returns of Products previously sold; provided that: (A) in the event of sale of a Product between two Invoicing Entities for subsequent sale of such Product to a third party, the LO2A Proceeds shall be the greater of: (x) the actual amount charged for the sale of such Product between such Invoicing Entities; and (y) the amount invoiced by or on behalf of, or otherwise due to, an Invoicing Entity for such sale of such Product to an unrelated third party, in each case, after the deductions specified above, to the extent applicable; (B) in the event an Invoicing Entity receives non-cash consideration for a Product, or the LO2A Proceeds shall be the fair market value of such non-cash consideration; and (C) license fees, royalties and other consideration payable under the LO2A Agreement to Resdevco shall be excluded from LO2A Proceeds; and (ii) the consideration payable in a Sale Transaction or in connection therewith without deduction of any expenses.

“LO2A Technology” means any invention, know-how or other Intellectual Property Rights owned by or licensed to Wize Group and/or any of its Affiliates prior to, on and/or after the date hereof in connection with, based on and/or as a result of the use of the formula developed by Resdevco for the treatment of dry eye syndrome, and other ophthalmological illnesses, including Conjunctivochalasis and Sjögren’s syndrome.

“Wize Material Adverse Effect” means any (A) material adverse effect or change, on or affecting (i) the business (including the LO2A Technology and LO2A Proceeds), properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of Wize Inc. and its Subsidiaries, taken as a whole, or (ii) the transactions contemplated hereby or the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or (iii) on the authority or ability of Wize Inc. to perform its obligations under the Transaction Documents, or (iv) on the legality, validity, binding effect or enforceability of any of the Transaction Documents; provided, however, that “Wize Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Wize Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable laws or accounting rules following the date hereof; (vi) the public announcement or completion of the Transactions contemplated by this Agreement (provided that no such announcement shall be in violation of the terms hereof); (vii) any natural disaster or acts of God; (viii) any failure by Wize Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure shall not be excluded); or (ix) any changes in the share price of Wize Inc. (provided that the underlying causes of such changes shall not be excluded); except in the case of (i), (ii), (iii), (iv), (v) or (vii) above to the extent these effects or changes do not have a disproportionate effect or change on Wize Group as compared to other Persons in the industries in which Wize Group operates.

“M&A Transaction” means (i) the liquidation, dissolution or winding up of Wize IL and/or OcuWize; (ii) a merger or acquisition of Wize IL and/or OcuWize with or into, any other entity or person. Notwithstanding the foregoing, the term M&A Transaction shall not include any transaction or series of related transactions that are part of an internal voluntary reorganization and/or restructuring of the Wize Group or any entity in the Wize Group that does not involve the acquisition of control by a third party not affiliated with the Wize Group, such the merger of OcuWize with and into Wize IL or vice versa.

“OcuWize” means OcuWize Ltd., a company incorporated under the laws of the State of Israel and a wholly owned subsidiary of Wize IL.

“Product” means (i) all products, that comprise, contain or incorporate, in whole or in part, LO2A Technology, or (ii) the development, production and/or sale of which is based on, or involves, in whole or in part, the use of LO2A Technology or (iii) products which are produced or manufactured, in whole or in part, using a process, method or system covered by, or falling within, the LO2A Technology; or (iv) any other use, commercialization and/or exploitation of the LO2A Technology in any manner whatsoever and for any purpose or indication whatsoever with respect to all of the foregoing.

“Resdevco” means Resdevco Ltd.

“Sale Transaction” means (i) the sale of shares of Wize IL and/or OcuWize to a third party that is not an Affiliate of Wize Group; (ii) an M&A Transaction; (iii) the sale of assets of Wize IL and/or OcuWize, or of the portion of Wize IL’s and/or OcuWize’s business or assets relating to the LO2A Technology; (iv) any transaction or series of related transactions pursuant to which persons or entities (who were not, prior to such transaction, shareholders of Wize IL) acquire issued and outstanding shares of Wize IL or the right to appoint or elect at least fifty percent (50%) of the directors of Wize IL, and/or (v) any of the above transactions if undertaken by an Affiliate of Wize IL to which the Wize IL has licensed the LO2A Technology. For the sake of clarity, an issuance or sale of shares of Wize Inc. itself (not shares of Wize IL or OcuWize or any other LO2A Affiliate), or assets of Wize Inc. that are not directly related to the LO2A Technology or to the LO2A Proceeds, does not constitute a Sale Transaction, except as specified in Section 5.4 below. Notwithstanding the foregoing, the term Sale Transaction shall not include any transaction or series of related transactions that are part of an internal voluntary reorganization and/or restructuring of Wize Group that does not involve the acquisition of control by a third party not affiliated with Wize Group, such the merger of OcuWize with and into Wize IL, or vice versa.

“Wize IL” means Wize Pharma Ltd., a company incorporated under the laws of the State of Israel and a wholly owned subsidiary of Wize Inc.

“Wize Group” means Wize Inc., Wize IL and OcuWize.

2. The Transaction

2.1 General. Upon the terms and subject to the conditions set forth herein, at the Closing (as defined below), Bonus shall purchase from Wize Inc., and Wize Inc. shall grant to Bonus, the Right to LO2A Proceeds, in consideration for the issuance of the LO2A Shares in accordance with the terms set forth herein.

2.2 Stock Splits, Etc. In the event of any stock split, bonus shares, consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Ordinary Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of LO2A Shares and all related calculations shall be equitably adjusted to the extent necessary to provide to Wize Inc. the same economic effect as contemplated by this Agreement.

3. Closing Conditions; Termination, Etc.

3.1 Mutual Closing Conditions. The obligations of each party to consummate the transactions contemplated hereunder, including the issuance of the LO2A Shares and the grant of the Right to LO2A Proceeds (the “Transaction”), is subject to the simultaneous occurrence of the Closing (as defined in the SPA).

3.2 Bonus Closing Conditions. The obligations of Bonus to consummate the Transaction is subject to the satisfaction (or waiver in writing by Bonus) of all of the following conditions precedent (the “Bonus Closing Conditions”):

3.2.1 The representations and warranties of Wize Inc. set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date) except for those representations and warranties that are qualified by materiality and except for those representations and warranties in Sections 10.5 and 10.6, all of which shall be true and correct in all respects.

3.2.2 Wize Inc. shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

3.2.3 From the date hereof until the Closing, there will have been no Wize Material Adverse Effect.

3.3 Wize Closing Conditions. The obligations of Wize Inc. to consummate the Transaction is subject to the satisfaction (or waiver in writing by Wize Inc.) of all of the following conditions precedent (the “Wize Closing Conditions” and together with the Mutual Closing Conditions and the Bonus Closing Conditions, the “Closing Conditions"):

3.3.1 The representations and warranties of Bonus set forth herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such time (in each case, except to the extent expressly made as of an earlier date, in which case as of such date), except for those representations and warranties that are qualified by materiality and except for those representations and warranties in Sections 5.1.1, 5.2 and 5.3 of the SPA, all of which shall be true and correct in all respects.

3.3.2 Bonus shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

3.4 Termination. This Agreement may be terminated at any time before the Closing as follows:

3.4.1 By mutual written consent of the parties;

3.4.2 In the event that the Closing shall not occur on or before the Outside Time (as defined in the SPA), either party may terminate this Agreement by written notice to the other party; provided that the party seeking to terminate this Agreement pursuant to this Section shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure to consummate the Closing on or before such date; or

3.4.3 In the event that Wize Inc. shall have not either (i) deposited the Cash Consideration with the Escrow Agent or (ii) provided evidence that it has received the Cash Consideration (whether in its own bank account or in an account administered by an escrow agent who may be the Escrow Agent), in each case, by no later than the Confirmation Time (as defined in the SPA), either party may, within 24 hours thereafter, terminate this Agreement by written notice to the other party.

3.5 Effect of Termination. Any termination of this Agreement under Section 3.4 above will be effective immediately upon written notice of the terminating party to the other parties hereto specifying the provision of this Agreement on which such termination is based. If this Agreement is terminated as provided in Section 3.4 this Agreement shall forthwith become void and shall have no further effect, without any liability or obligation on the part of either party, this Section 3.5 and Section 12 shall survive any termination of this Agreement in accordance with their respective terms.

4. Closing.

4.1 Closing Date. The closing of the sale and purchase of the LO2A Shares (the “Closing”) shall take place at 10:00 a.m., local time (Israel) electronically via the exchange of documents and signatures, within no later than the second (2nd) Business Day immediately following the satisfaction (or wavier, by the party entitled to provide such waiver) of all the Closing Conditions (other than those respective conditions that by their nature are to be satisfied only at the Closing), or such other date and time as the Parties agree in writing (the date on which the Closing actually takes place, the “Closing Date”).

4.2 Closing Deliverables. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.2.1 Bonus will issue and allocate the LO2A Shares in the name of the Nominee (on behalf of the Investor, to be deposited with the Investor’s securities account).

4.2.2 Bonus shall deliver to Wize Inc. all such other closing deliverables as set forth in Section 4 of the SPA, with respect to the LO2A Shares.

5. The Right to LO2A Proceeds

5.1 Subject to, and effective as of, Closing, Wize Inc. hereby grants Bonus the irrevocable right to receive thirty seven percent (37.0%) (the “Agreed Percentage”) of the Wize Group’s (and of any other LO2A Affiliate) LO2A Proceeds (the “Right to LO2A Proceeds”), which will be remitted to Bonus by Wize Inc. (or the Invoicing Entity) in accordance with Section 6 below.

5.2 Bonus’ Right to the LO2A Proceeds shall be in effect for an unlimited period of time, except as otherwise set forth below.

5.3 It is hereby clarified that, if the LO2A Proceeds are generated from a Sale Transaction, then such payment (of the Agreed Percentage of the LO2A Proceeds) shall be a one-time and final payment (and the Right to LO2A Proceeds shall terminate); provided however that if the Sale Transaction includes, directly or indirectly, any further payments, whether monetary or otherwise, including fees, royalties and lump sum payments payable to Wize Inc., Wize IL and/or any LO2A Affiliate following the consummation of the Sale Transaction, then Bonus shall continue to be entitled to the Agreed Percentage of the LO2A Proceeds to which the Invoiced Entity continues, if any, to be entitled thereafter. By way of illustration of the foregoing only, if (A) Wize Inc. sells all of the shares of Wize IL for a purchase price that consists of cash payable at closing, then Bonus shall be entitled to a one-time final payment equal to the Agreed Percentage thereof, (B) Wize Inc. sells all of the shares of Wize IL for a purchase price that consists of cash payable at closing and earnout payments, then Bonus shall be entitled to a one-time payment equal to the Agreed Percentage of the cash payable at closing and the Agreed Percentage of the earnout amount if and when actually received, and (C) if Wize IL sells 75% of its rights to the LO2A Technology for cash payable at closing, then Bonus shall be entitled to a one-time payment equal to the Agreed Percentage of the cash payable at closing and continue to be entitled to the Agreed Percentage of the LO2A Proceeds to which the Invoicing Entity shall continue to be entitled following such transaction.

5.4 Notwithstanding anything to the contrary in this Agreement, it is hereby agreed that in the event of a Sale Transaction of Wize Inc. that involves a sale of its shares in an M&A Transaction or similar change of control transaction (the “Parent COC”), Bonus shall be entitled, at Bonus’ sole discretion, to elect, by delivery of an irrevocable written notice to Wize Inc. (the “Election Notice”) to either (i) remain with its right to the Agreed Percentage of the LO2A Proceeds or (ii) terminate the Right to LO2A Proceeds and receive a one-time and final payment based on the proceeds paid in such transaction, which payment will be equal to the Agreed Percentage of the LO2A Value (“LO2A Value” means the value attributed to Wize IL out of the total proceeds payable for Wize Inc. in such transaction), which LO2A Value shall be determined by BDO Israel or, if BDO Israel is not able or not willing to serve, another independent third party appraiser retained by the Parties (the “COC Appraiser”), at the expense of Wize Inc. In this respect, the parties further agree as follows:

5.4.1 The Election Notice shall be provided no later than seven (7) Business Days following written notice by Wize Inc. (the “Wize COC Notice”); it being agreed that (i) the Wize COC Notice shall set forth the material terms of the Parent COC, including the proposed purchase price, form and manner of payment (together, the “COC Pricing & Payment Terms”); (ii) to the extent available at the time of delivery of the Wize COC Notice, the notice shall include a copy of any signed term sheet, letter of intent or acquisition agreement; (iii) the information in such Wize COC Notice shall be kept confidential by Bonus; (iv) if Bonus fails to timely deliver the Election Notice, Wize Inc. shall be entitled to elect, in its sole discretion, either clause (i) or (ii) of Section 5.4 above; and (v) if the Wize COC Notice was delivered prior to the signing of a binding acquisition agreement and, since the delivery thereof, the COC Pricing & Payment Terms are modified in any material respects (the “Pricing Terms Modification”), then Wize Inc. shall deliver to Bonus a new Wize COC Notice and the aforesaid procedure shall apply again, except that the period for Bonus to provide the Election Notice shall be three (3) Business Days.

5.4.2 The COC Appraiser will be engaged within seven (7) days following delivery of the Wize COC Notice and its determination of the LO2A Value shall be delivered, in writing, within 14 days following engagement thereof; it being understood that, in the event that, during such engagement, there is a Pricing Terms Modification, the Appraiser shall deliver its valuation within 14 days following delivery of the notice regarding such Pricing Terms Modification. The COC Appraiser’s determination of the LO2A Value shall be final and binding on the parties. For the sake of clarity, the inability of the Parties to agree on the identity of the COC Appraiser (if BDO Israel is not able or not willing to serve) or, without derogating from the second sentence of this Section 5.4.2, any dispute regarding the LO2A Value shall not entitle Bonus to delay or prevent the consummation of any Sale Transaction.

5.5 Wize Inc. undertakes to use its reasonable commercial efforts, taking into account Wize Group’s financial position and capabilities, to commercialize (or cause OcuWize or Wize IL, as applicable, to commercialize) the LO2A Technology or any part thereof in any manner whatsoever, including but not limited, by the sale, lease, conveyance, transfer, rental or other disposal of products and/or grant of rights to the LO2A Technology or otherwise generate the LO2A Proceeds.

5.6 Notwithstanding anything contrary hereunder (including Section 5.8) or under the SPA but without derogating from the parties’ representations and warranties set forth herein or therein, nothing herein shall be construed as (i) any representation, warranty or guarantee by Wize Inc. or any Person on its behalf that it or any other LO2 Affiliate will be able to generate LO2A Proceeds at all, or, if any are generated, their scope or timing, (ii) granting Bonus any rights to direct, be consulted or otherwise being involved with respect to, the development or commercialization actions of Wize Group in connection with the LO2A Technology (including a Sale Transaction for this matter), or (iii) granting or assigning Bonus any of OcuWize’s or its Affiliates rights under the LO2A Agreement, or for Bonus assuming any of OcuWize’s or its Affiliates obligations under the LO2A Agreement.

5.7 Subject to, and effective as of, Closing, Wize Inc. undertakes that, for as long as this Agreement and the Right to LO2A Proceeds has not terminated or expired in accordance with the terms hereof: (i) Wize Group shall not create, incur, or permit to exist any Lien (as defined below) on the Right to LO2A Proceeds, and (ii) Wize Group shall not enter into any agreements which would allow the creation or attachment of a Lien upon the Right to LO2A Proceeds, in each case, other than as contemplated under Section 5.8 below.

5.8 Subject to, and effective as of, Closing, Wize Inc. undertakes as follows:

5.8.1 Wize Inc. shall cause, and take all actions necessary (including, but not limited to, using its voting power therein) to cause, Wize IL and OcuWize to perform and take such acts as may be necessary for Wize Inc. to comply with the provisions of this Agreement, including, but not limited to, ensuring that any Agreed Percentage of the LO2A Proceeds is transferred to Bonus in accordance with this Agreement.

5.8.2 As promptly as possible following the Closing and, in any event, not later than 30 days following the Closing, it shall secure and cause Wize IL and OcuWize to secure the obligation of Wize Inc.’s grant of the Right to LO2A Proceeds hereunder by (i) in the case of Wize Inc., filing a UCC lien and (ii) in the case of Wize IL and OcuWize, registering with the Israeli Companies Registrar, a fixed first degree lien, in each case, over their respective rights in the Agreed Percentage of the LO2A Proceeds, in form and substance reasonably acceptable to Bonus.

5.8.3 In the event of a Sale Transaction, which, in accordance with this Agreement, the payment of the Agreed Percentage of the LO2A Proceeds payable to Bonus hereunder in such transaction is not a one-time and final payment (e.g., there are contingent payment following the consummation of the Sale Transaction), the acquirer or successor entity in such Sale Transaction shall provide a written statement to Bonus to the effect that such acquirer assumes responsibility for the payment, in accordance with this Agreement, of the amounts, if any, that will become payable to Bonus under this Agreement following the consummation of the Sale Transaction.

6. Payment of LO2A Proceeds

6.1 Timing. Within ten (10) Business Days after receipt of any LO2A Proceeds by any Invoicing Entity, Wize Inc. (or the Invoicing Entity) shall remit to Bonus all amounts due hereunder with respect to such LO2A Proceeds.

6.2 Payment Currency. All payments in respect of LO2A Proceeds due under this Agreement shall be payable in the same currency received by the Invoicing Entity or, at Wize Inc.’s election, U.S. Dollars unless otherwise agreed in writing by Bonus and Wize Inc.. Conversion of foreign currency to U.S. Dollars, if applicable, shall be made at the conversion rate as published by the Bank of Israel on the last Business Day prior to the applicable payment date. Notwithstanding anything to the contrary, it is hereby agreed that, in the case of LO2A Proceeds received in the form of securities or other non-cash property in a Sale Transaction, Wize Inc. shall pay (or cause the payment) the LO2A Proceeds due under this Agreement in the same form of consideration received by it (or by the applicable LO2A Affiliate) in such Sale Transaction.

6.3 Late Payments. Any payments by Wize Inc. (or the applicable Invoicing Entity) due to Bonus with respect to the LO2A Proceeds that are not paid on or before the date such payments are due under this Agreement shall bear interest beginning on the 30th day following the due date thereof, calculated at the monthly rate of (i) one percent (1.0%) in the first 30 days of delay and (ii) two percent (2.0%) thereafter, compounded monthly; provided, however, that in no event shall such monthly interest rate exceed the maximum rate allowed under applicable law. Interest shall accrue beginning on the 30th day following the due date for payment. Payment of such interest by the applicable Invoicing Entity shall not limit, in any way, Bonus’ right to exercise any other remedies Bonus may have as a consequence of the lateness of any payment.

6.4 Taxes Etc. All payments made to Bonus hereunder shall be made free and clear of any withholding taxes, levies and/or any other taxes or duties as may be required by applicable law and, other than pursuant to the SPA, any set-off or counterclaim, subject to receipt of valid tax exemptions.

7. Reports

7.1 Within thirty (30) days after the conclusion of each calendar quarter, commencing with the first calendar quarter in which any LO2A Proceeds are generated, Wize Inc. shall deliver (or cause to be delivered) to Bonus a report containing the following information (in each instance, with a Product-by-Product and country-by-country breakdown):

7.1.1 the number of units of Products sold by any Invoicing Entity for the applicable calendar quarter;

7.1.2 the gross amount billed or invoiced for Products sold by any Invoicing Entity during the applicable calendar quarter;

7.1.3 a calculation of LO2A Proceeds for the applicable calendar quarter, including an itemized listing of applicable deductions; and

7.1.4 the total amount payable to Bonus in respect of LO2A Proceeds for the applicable calendar quarter, together with the exchange rates used for conversion, if applicable.

7.2 Each such report shall be certified on behalf of Wize Inc. as true, correct and complete in all material respects.

7.3 If no amounts are due to Bonus for a particular calendar quarter, the report shall include a statement to such effect.

8. Records; Audit

8.1 Wize Inc. shall maintain, and shall cause its LO2A Affiliates to maintain, complete and accurate records of Products that are made, used, or sold, any amounts payable to Bonus in relation to such Products, which records shall include a country-by-country and Product-by-Product breakdown and shall contain sufficient information to reasonably permit the Auditor (as defined below) to confirm the accuracy of any reports or notifications delivered to Bonus under Section 7 above. Wize Inc. shall, and shall cause its LO2A Affiliates, if any, to retain such records relating to a given calendar quarter for at least three (3) years after the conclusion of that calendar quarter.

8.2 Bonus shall have the right, at its expense, to cause an independent, certified public accountant (the “Auditor”), selected by Bonus and reasonably acceptable to Wize Inc., to inspect such records during normal business hours and upon reasonable prior written notice for the sole purposes of verifying the accuracy of any reports delivered under Section 7 of this Agreement (and, consequently, payments payable to Bonus hereunder), in respect of any report delivered to Bonus not more than three (3) years prior to the date of such Bonus’ written notice.

8.3 Such Auditor shall not disclose to Bonus any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The Auditor shall be required to execute a confidentiality agreement in form and substance reasonably satisfactory to Wize Inc. prior to commencing any such audit. Bonus acknowledges that the Auditor shall conduct its audit in such a manner so as to not unreasonably interfere with Wize Inc.’s or its Affiliates’ business.

8.4 The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditor delivers the results of the audit. In the event that any audit performed under this Section 8 reveals an underpayment in excess of five percent (5%) in any calendar year, Wize Inc. shall bear the reasonable cost of such audit. Any overpayment to Bonus shall be fully creditable against future payments payable in subsequent periods; provided that, in the event there is no further obligation to pay Bonus hereunder, Bonus shall pay Wize Inc. the portion of such overpayment not credited within thirty (30) days after such obligation ceased.

8.5 Bonus may exercise its auditing rights under this Section 8 only once every year per audited entity. Upon the expiration of three (3) years following the delivery of any report to Bonus, the calculation of payments payable hereunder to Bonus with respect to such report shall be final, binding and conclusive upon the Parties.

8.6 Notwithstanding anything to the contrary hereunder, the audit rights under this Section 8 and the reporting requirements under Section 7 shall terminate within one year following a Sale Transaction in which the Right to LO2A Proceeds terminates, except that any pending audits or disputes regarding a report shall continue until finally resolved.

9. Representations and Warranties of Bonus

Bonus hereby represents, confirms and warrants to Wize Inc. that the following representations shall be true, correct and complete as of the execution date of this Agreement and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except as set forth in the Company Disclosure Letter delivered to Wize Inc. on the date hereof (such disclosures being considered to be made for purposes of the specific sub-Section of the Company Disclosure Letter in which they are made and for purposes of all other Sections only to the extent the relevance of such disclosure is reasonably apparent on its face):

9.1 General. Bonus makes (and reiterates) the same representations and warranties set forth in Section 5 of the SPA as of the date hereof and as of the Closing.

9.2 Experience. Bonus has the knowledge and experience in financial, industry, business and Intellectual Property Rights matters, such that it is capable of evaluating the merits and risks of the Transaction and its implied investment in the commercialization of the LO2A Technology. Without derogating from the representations and warranties of Wize Inc. in Section 10 below, Bonus further acknowledges that (i) it has been provided with, and understand, the SEC Documents and (ii) it had an adequate opportunity to ask questions of, and receive answers from, Wize Group as well as Wize Group’s officers, employees, agents and other representatives concerning the LO2A Technology and all other matters relevant to the Transaction.

9.3 Consents. Bonus has obtained all consents and authorizations that shall be necessary or required lawfully for its execution, delivery and performance of this Agreement and the other Transaction Documents (including the issuance of the Bonus Shares), except for receipt of the TASE Approval.

9.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 9 and in any certificate delivered by Bonus hereunder (including the SPA), neither Bonus nor any other Person on behalf of Bonus or its Subsidiaries makes any other express or implied representation or warranty with respect to Bonus or its Subsidiaries or with respect to any other information provided by or on behalf of Bonus or its Subsidiaries.

10. Representations and Warranties of Wize Inc. –

Wize Inc. hereby represents, confirms and warrants to Bonus that the following representations shall be true, correct and complete as of the execution date of this Agreement and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except as set forth in the Wize Disclosure Letter delivered to Bonus on the date hereof (such disclosures being considered to be made for purposes of the specific sub-Section of the Wize Disclosure Letter in which they are made and for purposes of all other Sections only to the extent the relevance of such disclosure is reasonably apparent on its face):

10.1 General.

10.1.1 Experience. Without derogating from the representations and warranties made by Bonus, Wize Inc. represents that it has made its own assessment of the present condition and the future prospects of Bonus and is sufficiently experienced to make an informed judgment with respect thereto.

10.1.2 Acquisition for Own Account. Wize Inc. is acquiring the LO2A Shares as principal for its own account for investment purposes only and not with an immediate view to or for distributing or reselling such LO2A Shares or any part thereof, without prejudice, however, to Wize Inc.’s right at all times to sell or otherwise dispose of all or any part of such LO2A Shares in compliance with applicable securities laws, including lock up provisions prescribed by applicable laws and regulations.

10.1.3 Brokers; Fees and Expenses. Except for H.C. Wainwright & Co., LLC, a true and complete copy of which engagement letter has been made available to Bonus, there is no investment banker, broker, finder or similar agent or other Person that has been retained by or is authorized to act on behalf of Wize Inc. or any of its Subsidiaries who is entitled to any financial advisor, brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby.

10.2 SEC Documents; Financial Statements. Since January 1, 2018, Wize Inc. has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Closing Date, and all exhibits included therein and financial statements, notes and schedules thereto being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of applicable law, including the 1934 Act, applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of Wize Inc. included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with U.S. GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Wize Inc. and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material either individually or in the aggregate).

10.3 Subsidiaries. Wize Inc. holds 100% of the outstanding share capital of Wize Ltd. Wize Ltd. holds 100% of the outstanding share capital of OcuWise.

10.4 LO2A Technology. Wize Inc., via Ocuwize, sponsors a study, a true and correct copy of the protocol of which, as of the date hereof, in Section 10.4 of the Wize Disclosure Letter.

10.5 Organization and Qualification. Each of Wize Inc., Wize IL and OcuWize is an entity duly organized and validly existing and in good standing (excluding for purposes of the representation regarding good standing, any entity formed in Israel) under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.

10.6 Authorization; Enforcement; Validity. Wize Inc. has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, including but not limited to the sale of the Right to LO2A Proceeds, and each of the Transaction Documents in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by Wize Inc. and the consummation by Wize Inc. of the transactions contemplated hereby and thereby, including, without limitation, the grant of Right to LO2A Proceeds, have been duly authorized by Wize Inc. Board of Directors and no further consent or authorization is required from Wize Inc., its Board of Directors or its shareholders. This Agreement and the other Transaction Documents have been duly executed and delivered by Wize Inc., and constitute the legal, valid and binding obligations of Wize Inc., enforceable against Wize Inc. in accordance with their respective terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions.

10.7 No Conflicts. The execution, delivery and performance of the Transaction Documents by Wize Inc. and the consummation by Wize Inc. of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Association of Wize Inc. or its Subsidiaries, any memorandum of association, certificate of incorporation, certificate of formation, bylaws, any certificate of designations or other constituent documents of Wize Inc. or any of its Subsidiaries, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which Wize Inc. or any of its Subsidiaries is a party, including the LO2A Agreement or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Wize Inc. or any of its Subsidiaries or by which any property or asset of Wize Inc. or any of its Subsidiaries is bound or affected.

10.8 Permits. Except as set forth in the SEC Documents, (i) Wize Group is in compliance with the terms of all permits, licenses, authorizations, consents, approvals and franchises from governmental authorities required to conduct its business as currently conducted in connection with the LO2A Technology (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of Wize Inc., threatened, except for such non-possession, noncompliance, suspensions or cancellations that have not had, individually or in the aggregate, a Wize Material Adverse Effect, and (ii) except for matters that have not had, individually or in the aggregate, a Wize Material Adverse Effect, Wize Group has not received written notice from a governmental authority of any legal proceeding relating to (x) any actual or alleged violation of, or failure to comply with, any term or requirement of any such Permit or (y) any withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit.

10.9 Absence of Certain Changes. Since September 30, 2019, there has been no Wize Material Adverse Effect.

10.10 No Undisclosed Events, Liabilities, Developments or Circumstances. As of the date hereof, other than the Transactions, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur, that would be required to be disclosed by Wize Inc. under applicable securities laws, which has not been publicly announced.

10.11 Consents. Wize Group has obtained all consents and authorizations that shall be necessary or required lawfully for its execution, delivery and performance of this Agreement and the other Transaction Documents (including the grant of the Right to LO2A Proceeds to Bonus).

10.12 Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit, or proceeding before or by any court, public board, government agency, self-regulatory organization or body, pending or, to the knowledge of Wize Inc., threatened against Wize Group with regard to the LO2A Technology and/or LO2A Agreement, or any of Wize Inc.’s or its Affiliates’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such, except for actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a material impact on Wize Group (including the LO2A Technology).

10.13 Intellectual Property Rights. To Wize Inc.’s knowledge (without conducting any independent investigation, including any patent search), (i) Resdevco has sole ownership of the Licensed Technology (as defined in the LO2A Agreement), (ii) the Licensed Technology (as defined in the LO2A Agreement) is valid and (iii) there is no legal proceeding pending, or being threatened, against Resdevco or Wize Group claiming that the Licensed Technology (as defined in the LO2A Agreement) infringes the Intellectual Property Rights of any third party. OcuWize holds a valid license to use the Intellectual Property Rights relating to the LO2A Technology as set forth in the LO2A Agreement and, other than its rights under the LO2A Agreement, Wize Group does not have any other rights in the LO2A Technology. There is no claim, action or proceeding being made or brought, or to the knowledge of Wize Inc., being threatened, against Resdevco or Wize Group that the LO2A Technology infringes the Intellectual Property Rights of any third party. Wize Group has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

10.14 Absence of Liens and Encumbrances. Wize Group has a valid right in the Licensed Technology (as defined in the LO2A Agreement) and LO2A Proceeds in accordance with the LO2A Agreement and, at Closing, shall grant Bonus the Right to LO2A Proceeds free and clear of any liens, pledges, charges, security interests or encumbrances, third party rights, rights of first refusal or similar rights (collectively, “Liens”), provided that it is hereby clarified that the foregoing shall not be deemed as a representation regarding Intellectual Property Rights (the representations of which are set forth in Section 10.13 above).

10.15 LO2A Agreement. The LO2A Agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. Wize Group is in compliance in all material respects with, and is not otherwise in breach, violation or default, in any material respect, of the terms or conditions of the LO2A Agreement (including time lines, schedules, time of performance requirements and other milestones under the LO2A Agreement), nor to Wize Inc. knowledge, has there occurred any event or occurrence that would constitute a breach, violation or default (with or without the lapse of time, giving of notice or both) by OcuWize (or any Affiliate thereof, including Wize IL and Wize Inc.) of the LO2A Agreement, in any material respect. To Wize Inc.’s knowledge, no material breach of any of the terms or conditions of the LO2A Agreement by Resdevco has occurred. Wize Inc. has delivered to Bonus an accurate and complete copy of the LO2A Agreement.

10.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 10 and in any certificate delivered by Wize Inc. hereunder, neither Wize Inc. nor any other Person on behalf of Wize Inc. or their Affiliates makes any other express or implied representation or warranty with respect to Wize Inc. or its Affiliates, including the LO2A Technology, or with respect to any other information provided by or on behalf of Wize Inc. or its Affiliates.

11. Notice of Events.

11.1 During the period from the date of this Agreement and until the earlier of the Closing Date and the valid termination of this Agreement, (i) Bonus shall notify Wize Inc. promptly following becoming aware of (A) any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement which would reasonably be expected to cause any of the Mutual Closing Conditions or Wize Closing Conditions not to be timely (or at all) satisfied and (B) any other event, condition, fact or circumstance that would make the timely satisfaction of any of the Mutual Closing Conditions or Wize Closing Conditions impossible or unlikely; and (ii) Wize Inc. shall notify Bonus promptly following becoming aware of (A) any inaccuracy in or breach of any of its representations, warranties or covenants contained in this Agreement which would reasonably be expected to cause any of the Mutual Closing Conditions or Bonus Closing Conditions not to be timely (or at all) satisfied and (B) any other event, condition, fact or circumstance that would make the timely satisfaction of any of the Mutual Closing Conditions or Bonus Closing Conditions impossible or unlikely.

11.2 If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 11.1 requires any change in the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Bonus or Wize Inc., as applicable, may (but are not obligated to) deliver to the other party a written update to the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, specifying such change. In this respect, it is hereby agreed that (a) no such notice or update shall be deemed to supplement or amend the Company Disclosure Letter, or the Wize Disclosure Letter, as applicable, for the purpose of determining whether any of the Closing Conditions has been satisfied and (b) such notice or update shall be deemed to supplement or amend the Company Disclosure Letter, or the Wize Disclosure Letter, as applicable, for the purpose of determining the accuracy of any of the representations and warranties made by Bonus or Wize Inc. in this Agreement (including for purpose of any remedy for a breach thereof hereunder), only if (i) such notice or update is with respect to factual updates of the Company Disclosure Letter or the Wize Disclosure Letter, as applicable, regarding events that occurred following the date hereof and (ii) despite receipt of such notice, Bonus or Wize Inc., as the case may be, determined to proceed with the Closing.

12. Miscellaneous

12.1 Amendment. No change and/or amendment to this Agreement or any of the provisions thereof shall be valid and/or binding unless made in writing and was signed by the parties to this Agreement.

12.2 Entire Agreement. This Agreement together with the Transaction Documents, as such term is defined under the SPA, contains and exhausts the full and entire understanding, agreement and relations between the parties hereto with regard to the subject matters hereof, and shall supersede, in their entirety, any prior document, negotiations, declaration, representation, undertaking or consent with regard to the subject matters contained herein, whether made in writing and/or verbally, expressly and/or implicitly and/or in any other way, prior to execution of this Agreement, including the non-binding Term Sheet entered into between the parties on October 10th, 2019 (as amended from time to time).

12.3 English version governs; Construction. This Agreement may be translated into another language, as a comfort translation.  However, between this version and any other translated version of this Agreement, the English version shall prevail. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. When used in this Agreement, (i) references to “$” or “Dollars” are references to U.S. dollars; (ii) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation”.

12.4 Governing Law; Jurisdiction. The laws of the State of Israel shall apply and govern this Agreement. Exclusive jurisdiction in all matters pertaining to and in connection with this agreement shall be vested in the competent courts of Tel Aviv, Israel.

12.5 Assignment. Other than as set forth in this Agreement, no party to this Agreement may assign, transfer or encumber, in any way or form, its rights or obligations pursuant to this Agreement, in whole or in part, without the prior written consent of the other parties to this Agreement; provided, however, that (i) Wize Inc. may make the assignment(s) as permitted under Section 13.5 of the SPA and (ii) Wize Inc. may assign its rights and obligations under this Agreement to the acquirer in a Sale Transaction that involves the sale of assets of Wize IL and/or OcuWize, or of the portion of Wize IL’s and/or OcuWize’s business or assets relating to the LO2A Technology, to such acquirer (other than the obligation, if any, to be paid a portion of the LO2A Proceeds arising in such Sale Transaction in accordance with Section 5 hereof).

12.6 Notice. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing to the address set forth below and shall be deemed to have been duly given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail (or, if indicated below, facsimile) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (iii) five (5) days after having been sent by registered mail, return receipt requested, postage prepaid, or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case, addressed to the parties’ addresses as set forth herein. Each party may change its address for the purposes of this Agreement, by providing a written notice that shall be sent or delivered to the other party at its address.

If to Bonus:

Bonus BioGroup Ltd.

Matam Advanced Technology Park, Building 8B, 6th floor,

P.O.B. 15143, Haifa 3190501, Israel

E-mail: office@bonus-bio.com

Attention: Dr. Shai Meretzki and Yossi Rauch

with required copies (which shall not constitute notice) to:

Dr. Shai Meretzki

E-mail: shaime@bonus-bio.com

and

Yossi Rauch

E-mail: yossira@bonus-bio.com

and

Efrati Galili Confino & Co.

Address: 28 Haarbaa St. | Haarbaa South Tower

| 19th floor | Tel Aviv 6473925

Attention: Gil Lavron, Adv.

Email: gil@egl.co.il

If to Wize Inc.:

Wize Pharma, Inc.

24 Hanagar Street

Hod Hasharon, Israel 4527708

E-mail: noam@wizepharma.com; or@wizepharma.com

Attention: CEO and CFO

with required copies (which shall not constitute notice) to:

Goldfarb Seligman & Co.

Ampa Tower, 98 Yigal Alon Street

Tel Aviv 67891, Israel

E-mail: ido.zemach@goldfarb.com

Attention: Ido Zemach, Adv.

12.7 Binding Effect; Benefit; Assignment. The provisions of this Agreement and any other Transaction Document, as the case may be, is intended for the benefit of the parties hereto and their respective successors and permitted assigns, shall be binding upon and shall inure to the benefit of the parties hereto and thereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

12.8 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

12.9 Remedies. All rights and remedies of any party hereto under this Agreement are cumulative and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other such rights or remedies given hereunder or now or hereafter existing at law or in equity or otherwise.

12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.11 Specific Performance. Notwithstanding anything to the contrary herein, the parties hereto agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

12.12 Survival of Warranties; Limitation of Liability. All representations and warranties made by Bonus and Wize Inc. shall survive the Closing and remain in full force and effect for a period of 24 months following the Closing, provided, however, that the representations and warranties contained in Sections 5.1.1, 5.2 and 5.3 of the SPA and Sections 10.5 and 10.6 of this Agreement shall survive the Closing and shall expire thirty (30) days after the expiration date of the applicable statute of limitations. In no event shall either party be liable to the other for consequential, special, punitive or indirect damages.

12.13 Publicity. Each of the parties hereto shall coordinate with each other all publicity relating to the transactions contemplated by this Agreement, and shall not issue any press release, immediate report or other filing with the ISA or the U.S. SEC relating to this Agreement or the transactions contemplated by this Agreement without first obtaining the prior consent of the other or its representative, except that neither party shall be precluded from timely making such filings or giving such notices as may be required by applicable law or the rules of any stock exchange. Each of the parties hereto shall cooperate and shall use their reasonable efforts to agree on the form and substance of the report to be filed by Bonus with the ISA and Wize Inc. with the U.S. SEC relating to the transactions contemplated by this Agreement.

12.14 Delays or Omissions. Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of his or her or its rights hereunder or under any other agreement, instrument or document signed by any of them with respect to the subject matter hereof unless such waiver is in writing and signed by the party waiving said right. Except as otherwise specifically provided for hereunder, no delay or omission by any party in exercising any right with respect to the subject matter hereof shall operate as a waiver of such right or of any such other right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or by any other agreement, instrument or document, will be cumulative, and may be exercised separately or concurrently.

[Signature Page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Exchange Agreement as of the Effective Date.

/s/ Yossi Rauch	/s/ Shai Meretzki

Bonus BioGroup Ltd.

By: Yossi Rauch	By: Shai Meretzki
Title: Executive Chairman	Title: CEO and Director

/s/ Noam Danenberg	/s/ Or Eisenberg

Wize Pharma Inc.

By: Noam Danenberg	By: Or Eisenberg
Title: CEO	Title: CFO & COO